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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) on Rule 14a-12
Todhunter International, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check appropriate box:)
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TODHUNTER INTERNATIONAL, INC.

222 Lakeview Avenue, Suite 1500
West Palm Beach, Florida 33401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 15, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Todhunter International, Inc., a Delaware corporation, will be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Tuesday, March 15, 2005, at 11:00 a.m., Eastern Standard Time, for the following purposes:

  1.
  to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's corporate name from Todhunter International, Inc. to Cruzan International, Inc.;

  2.
  to elect two Class I Directors to hold office for a term of three years and until their successors have been elected and qualified; and

  3.
  to act upon such other matters as may properly come before the meeting or any postponements or adjournments.

        Only stockholders of record at the close of business on January 18, 2005 shall be entitled to notice of, and to vote at, the meeting or any postponements or adjournments.

By Order of the Board of Directors

/s/ Ezra Shashoua
EZRA SHASHOUA Secretary

West Palm Beach, Florida
January 28, 2005

TODHUNTER INTERNATIONAL, INC.
222 Lakeview Avenue, Suite 1500
West Palm Beach, Florida 33401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 15, 2005

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Todhunter International, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of Gunster, Yoakley & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401, on Tuesday, March 15, 2005, at 11:00 a.m., Eastern Standard Time, or at any and all postponements or adjournments, for the purposes set forth in the accompanying Notice of Annual Meeting.

        This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to stockholders on or about February 1, 2005.

        Only stockholders of record at the close of business on January 18, 2005, will be entitled to notice of the Annual Meeting and to vote the shares of common stock of the Company, par value $.01 per share ("Common Stock"), held by them at such time at the Annual Meeting or any and all postponements or adjournments. At January 18, 2005, 6,338,519 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting.

        Each share of Common Stock entitles the holder to cast one vote on each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business. Amending the Company's Amended and Restated Certificate of Incorporation to change the Company's name to Cruzan International, Inc. requires the affirmative vote of a majority of the Company's outstanding Common Stock. Thus, abstentions and broker non-votes have the effect of a vote against changing the Company's name (See Proposal One). Directors are elected to the Company's Board of Directors by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. As such, abstentions and broker non-votes do not count for purposes of electing directors (See Proposal Two).

        If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained in the card. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote FOR the amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's name to Cruzan International, Inc., FOR the Board of Directors' nominees as directors, and as recommended by the Board of Directors with regard to all other matters that properly come before the Annual Meeting or, if no such recommendation is given, in their own discretion. Each such proxy granted may be revoked by the stockholder at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting; attendance at the Annual Meeting will not, in itself, revoke the proxy.

        The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, the Company, through its directors, officers, employees and agents, may also solicit proxies personally or by telephone. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

        The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at January 18, 2005, will constitute a quorum.

PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

        The following tables set forth information at January 18, 2005 with respect to the beneficial ownership of shares of Common Stock by (i) the directors of the Company, (ii) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on September 30, 2004, (iii) all executive officers and directors of the Company, as a group, and (iv) each person known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
Name of Executive Officer or Director	Number of Shares		Presently Exercisable Options(1)	Total Beneficial Ownership		Percentage Owned(2)
Jay S. Maltby	10,800		100,000	110,800		1.7%
Ezra Shashoua	100		—	100		—
Thomas A. Valdes	1,000		87,500	88,500		1.4%
D. Chris Mitchell	5,000		45,000	50,000		*
Ousik Yu	20,000		50,000	70,000		1.1%
Joseph R. Cook(3)	—		—	—		—
Donald L. Kasun(4)	—		—	—		—
Edward F. McDonnell(5)	1,000		60,000	61,000		*
Leonard G. Rogers(6)	1,000		—	1,000		*
Michael E. Carballo(7)	4,294,583	(8)(9)	—	4,294,583	(8)(9)	67.8%
All executive officers and directors as a group (10 persons)	4,333,483		342,500	4,675,983		70.0%

*
Less than 1%

Name and Address of Other Beneficial Owners	Number of Shares		Presently Exercisable Options(1)	Total Beneficial Ownership		Percentage Owned(2)
Angostura Limited(10) Corner Eastern Main Road and Trinity Avenue Laventille, Trinidad & Tobago	4,294,583	(9)	—	4,294,583	(9)	67.8%

(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information provided under those rules is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days after January 18, 2005, including through the exercise of options granted under the Company's 1992 Employee Stock Option Plan, as amended ("Presently Exercisable Options"). The inclusion of shares covered by Presently Exercisable Options, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of Common Stock listed as owned by such person or entity. Unless otherwise stated, the address for each executive officer or Director is the Company's principal office, 222 Lakeview Avenue, Suite 1500, West Palm Beach, Florida 33401.

(2)
Number of shares outstanding consists of the 6,338,519 shares of Common Stock outstanding at January 18, 2005, plus any shares subject to Presently Exercisable Options held by the person in question.

(3)
Mr. Cook's address is Hunt, Cook, Riggs, Mehr & Miller, P.A., 2200 Corporate Boulevard NW, Suite 401, Boca Raton, Florida 33431.

(4)
Mr. Kasun's address is 1080 N. Ocean Boulevard, Palm Beach, Florida 33480.

(5)
Mr. McDonnell's address is The Premier Group, 10 Office Park Road, Suite 212, Hilton Head Island, South Carolina 29928.

(6)
Mr. Rogers' address is 575 Island Drive, Palm Beach, Florida 33480.

(7)
Mr. Carballo's address is Angostura Holdings, Ltd, Corner Eastern Main Road and Trinity Avenue, Trinidad & Tobago.

(8)
Includes 4,294,583 shares beneficially owned by Angostura Limited ("Angostura").

(9)
Angostura has reported in a Schedule 13D/A that, as of June 17, 2004, it beneficially owned, and had sole voting and investment power with respect to, 4,294,583 shares of the Company's Common Stock.

(10)
Angostura is a wholly-owned subsidiary of Angostura Holdings, a company incorporated in the Republic of Trinidad and Tobago and publicly-traded on the Trinidad and Tobago Stock Market under the Symbol "AHS".

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and anyone who beneficially owns 10% or more of the Company's Common Stock, to file with the Commission and the American Stock Exchange ("Amex") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon on a review of (i) copies of the Section 16(a) filings received by the Company during or with respect to fiscal 2004 and (ii) certain written representations of its officers and directors with respect to the filing of annual reports of changes in beneficial ownership on Form 5, the Company believes that each filing required to be made pursuant to Section 16(a) of the Exchange Act during and with respect to fiscal 2004 was filed in a timely manner, except that Jay S. Maltby, Chief Executive Officer and President, filed a Form 5 late, failing to report receipt of 2,000 shares by bona fide gift on a timely basis.

PROPOSAL ONE
APPROVAL OF CERTIFICATE OF AMENDMENT TO THE COMPANY'S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        The Board of Directors of the Company has approved an amendment to the Company's Certificate of Incorporation to change the name of the Company to "Cruzan International, Inc." As approved by the Board of Directors, the name change will not become effective until (a) shareholder approval is received for the Certificate of Amendment and (b) the Company's Chief Executive Officer and President decides it is the appropriate time to file the Certificate of Amendment to effect the name change. It is currently anticipated that the Certificate of Amendment will be filed as soon as practicable after shareholder approval is received. The Company's Certificate of Incorporation provides that a majority of the shares eligible to vote can approve the Certificate of Amendment to the Certificate of Incorporation.

        The Board of Directors of the Company is recommending the approval of the name change because the Company's current name, Todhunter International, Inc., dates back to 1970 and has no current identification with the Company's primary business focus, which is now the sale of premium branded spirits, principally Cruzan Rum. The Cruzan name, which is a trademark owned by the Company in the United States and in many foreign countries, is well recognized as a leader in the premium rum market. The Company believes that it will improve the Company's name recognition if its corporate name is the same as the name of its primary brand. It is anticipated that this change will improve national awareness of the Company in the minds of consumers, vendors, shareholders and the investment community, by focusing on the Company's primary brand name. At its Board meeting on December 15, 2004, the Board authorized the Company's Chief Executive Officer and President to proceed with effecting the name change at such time as he decides to do so, after first submitting the name change to the shareholders for their approval. The draft of the Certificate of Amendment to the Company's Amended and Restated Certificate of Incorporation which would give effect to the name change when such Certificate of Amendment is filed with the Secretary of State of Delaware is attached hereto as Appendix A.

        The Company intends to seek a change to its current Amex ticker symbol "THT" to one that is more consistent with its new name.

        Once the Certificate of Amendment to the Company's Amended and Restated Certificate of Incorporation is effective, the Company will legally be known as "Cruzan International, Inc." Accordingly, it will be necessary for the Company to reflect its name change on its stationary, bank accounts, domain name, etc.; the Company does not expect these costs to be material.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE CERTIFICATE OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES ENTITLED TO VOTE AT THE MEETING.

PROPOSAL TWO
ELECTION OF DIRECTORS

        In accordance with the Company's Certificate of Incorporation, the Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III. The maximum number of members of the Board of Directors is currently eight. Messrs. Kasun and Valdes currently serve as Class I directors and have been nominated for re-election at the Annual Meeting. If elected, Messrs. Kasun and Valdes will serve as Class I directors until the 2008 Annual Meeting. Following the Annual Meeting, Messrs. Carballo, Cook and Rogers will continue to serve as Class II directors until the 2006 Annual Meeting and Messrs. Maltby, McDonnell and Mitchell will serve as Class III directors until the 2007 Annual Meeting.

        If any of the nominees should become unavailable to serve as a director, and if the Board shall have designated a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES WHICH REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING.

BOARD OF DIRECTORS, COMMITTEES AND EXECUTIVE OFFICERS

        The following table sets forth information with respect to the continuing directors, director nominees and executive officers of the Company.

Name	Age	Position or Office Held
Jay S. Maltby	54	Chairman of the Board, Chief Executive Officer and President
Thomas A. Valdes	61	Executive Vice President, Assistant Secretary and Director
D. Chris Mitchell	55	Senior Vice President — Sales and Director
Ezra Shashoua	49	Executive Vice President and Chief Financial Officer
Ousik Yu	52	Senior Vice President — Manufacturing
Donald L. Kasun	65	Director
Edward F. McDonnell	69	Director
Leonard G. Rogers	75	Director
Joseph R. Cook	52	Director
Michael E. Carballo	45	Director

Nominees as Class I Directors (term expires—2008 Annual Meeting)

        The biographies set forth below are submitted for consideration regarding the nomination of each of Messrs. Kasun and Valdes for election as a director.

        Donald L. Kasun—Mr. Kasun joined the Company as a director in December 2001. Since 1978, Mr. Kasun has been president of Kasun Development Corp., an industrial real estate development and management company, and senior vice president of Southern Container Corp., a privately-held manufacturer of paperboard and corrugated boxes.

        Thomas A. Valdes—Mr. Valdes joined the Company in 1995 as Executive Vice President and has been a director of the Company since 1996. Prior to joining the Company, Mr. Valdes held various executive positions with Bacardi Imports, Ltd., a beverage alcohol manufacturing and marketing company, from 1979, the latest of which was Vice President of Marketing and Operations.

Continuing as Class II Directors (term expires—2006 Annual Meeting)

        Michael E. Carballo—Mr. Carballo joined the Company as a director in 2004. Mr. Carballo has been Group Company Secretary and Treasurer of Angostura Holdings, Ltd., a beverage alcohol manufacturing and marketing company, since 2002. Also since 2002, Mr. Carballo is Secretary of CL World Brands, an international spirits business, which operates in the U.K. and which is affiliated with Angostura Holdings, Ltd. Mr. Carballo has held various financial positions with Angostura Holdings, Ltd. from 1991 as follows: 1991 to 1996—Group Financial Accountant; 1997 to 1999—Head of Internal Auditing; and 2000 to 2001—Head of Management Accounting. Mr. Carballo is also a director of a number of subsidiaries of Angostura Holdings, Ltd. Previously, Mr. Carballo worked at PriceWaterhouse in Trinidad as an Auditor and Audit Manager from 1981 to 1991. Mr. Carballo is a Chartered Accountant and a Fellow of the Institute of Chartered and Certified Accountants of the U.K.

        Joseph R. Cook—Mr. Cook joined the Company as a director in 2003. Mr. Cook is a shareholder and the managing partner of Hunt, Cook, Riggs, Mehr & Miller, P.A., a law firm based in Boca Raton, Florida, and has practiced law in the State of Florida for over 20 years with an emphasis in real property law. Mr. Cook is also Chief Executive Officer and holds equity interests in a series of companies engaged in real estate development. Mr. Cook is a director of CL Financial, Ltd., a Trinidad and Tobago-based conglomerate which owns a controlling interest in Angostura.

        Leonard G. Rogers—Mr. Rogers joined the Company as a director in 1992. He was Chairman of the Board of the Company from 1974 to 1985 and since 1985 has been a private investor. From 1969 to 1974, Mr. Rogers was Senior Vice President—Consumer Products Division for American conglomerate Gulf & Western Industries.

Continuing as Class III Directors (term expires—2007 Annual Meeting)

        Jay S. Maltby—Mr. Maltby joined the Company in 1995 as President, Chief Operating Officer and a director and was appointed as Chairman of the Board and Chief Executive Officer in 2002. Prior to joining the Company, Mr. Maltby served with Bacardi Imports, Ltd. from 1978 in various executive capacities, including as a member of Bacardi's Executive Committee and Vice President of Finance and Operations. Mr. Maltby also serves as a director of Angostura Holdings, Ltd.

        Edward F. McDonnell—Mr. McDonnell joined the Company as a director in 1998. Mr. McDonnell is Chairman and Chief Executive Officer of The Premier Group, a company he founded in 1995. The Premier Group owns beverage alcohol distributing companies in the Caribbean, Philippines and South Pacific. Prior to founding The Premier Group, Mr. McDonnell served with The Seagram Company Ltd. from 1981 in various executive capacities, including as a director and Executive Vice President of The Seagram Company Ltd. and President of The Seagram Spirits and Wine Group.

        D. Chris Mitchell—Mr. Mitchell joined the Company in 1984 as manager of the Company's bottling operations. Mr. Mitchell was promoted to Vice President—Sales in 1989 and appointed as Senior Vice President in 1994. Mr. Mitchell has been a director of the Company since 1991. Prior to joining the Company, Mr. Mitchell was general manager of bottling operations for United States Distilled Products, a beverage alcohol marketing company, from 1980 to 1984.

Executive Officers

        Certain information relating to each executive officer of the Company (other than those set forth above) is set forth below.

        Ezra Shashoua—Mr. Shashoua joined the Company as Executive Vice President, Chief Financial Officer and Secretary in June 2003. Prior to joining the Company, Mr. Shashoua worked at NationsRent, Inc., a national equipment rental chain, where he served in the same role from January 2001 to June 2003. Prior to joining NationsRent, Mr. Shashoua worked at 7-Eleven, Inc., a national convenience store chain, in Dallas, Texas, where he served in various capacities of increasing responsibility from 1982 to January 2001, most recently as Vice President and Chief Financial Officer. Mr. Shashoua began his career as an attorney at Sonnenschein, Nath and Rosenthal in Chicago, Illinois.

        Ousik Yu—Mr. Yu joined the Company in 1990 and served as Vice President—Bottling Operations since that time until his appointment as Senior Vice President—Beverage Division in 1994. In 1996, Mr. Yu was appointed as Senior Vice President—Manufacturing. From 1986 to 1989, Mr. Yu was

employed by Brown-Forman Corporation, a beverage alcohol manufacturing and marketing company, most recently as manager of packaging/process engineering. From 1981 to 1986, he was employed in plant engineering by The Stroh's Brewery Company, a beverage alcohol company.

Board of Directors Compensation; Meetings; Committees

  Compensation

        Each non-employee director of the Company receives $24,000 per year, payable quarterly, and is reimbursed for out-of-pocket expenses incurred in attending meetings. Each member of the Audit Committee and the Compensation and Stock Option Committee receives an additional $500 per Committee meeting attended. In addition, Mr. Rogers, as Chairman of the Audit Committee, receives $6,000 per year. Also, in 2004, Messrs. Kasun and Rogers each received $60,000 for their services on a special committee of independent directors formed to explore the possibility of entering into a "going private" transaction and subsequently to analyze a proposal by Angostura to purchase additional common stock in the Company. Of these special committee fees, a total of $60,000 was reimbursed to the Company by Angostura.

  Meetings

        The Board of Directors of the Company held a total of four meetings during fiscal 2004. In addition, the Board took one action by unanimous written consent in lieu of a meeting. Each incumbent director attended at least 75% of the aggregate number of Board of Directors and committee meetings held during fiscal 2004, or the period in which such individual was a director of the Company and served on such committee.

  Committees

        The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. The Board does not have a standing nominating committee or a charter with respect to the process for nominating directors for election to the Company's Board of Directors. The Company qualifies as a "controlled company" under Amex rules, as Angostura controls more than 50% of the Company's voting power, as evidenced by the Company's ownership records. As a result, the Amex continued listing standards do not require the Company to have a nominating committee or a written charter. Shareholders and members of the Company's Board submit nominees for election to the Company's Board of Directors to the entire Board for its consideration. There have been no changes to the procedures by which stockholders may recommend nominees to the Board of Directors.

        The Company's Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company's Annual Meeting of Stockholders. Historically, the Company has not had a formal policy concerning stockholder recommendations to the Board of Directors. To date, other than from Angostura, the Company's controlling stockholder, the Company has not received any recommendations from stockholders requesting that the Board consider a candidate for inclusion among the slate of nominees in the Company's Proxy Statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Board would consider any candidate proposed in good faith by a stockholder. To do so, a stockholder should send the candidate's name, credentials, contact information, and his or her consent to be considered as a candidate to the Company's Chief Executive Officer and Chairman of the Board Directors, Jay S. Maltby. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long).

        In evaluating director nominees, the Board considers the following factors:

  •
  the appropriate size of the Company's Board of Directors;

  •
  the needs of the Company with respect to the particular talents and experience of its directors;

  •
  the knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

  •
  familiarity with the beverage alcohol industry;

  •
  experience in political affairs;

  •
  experience with accounting rules and practices; and

  •
  the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

        The Company's goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

        Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board of Directors may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Board does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an "audit committee financial expert" as defined by Commission rules and for a "financially sophisticated" audit committee member as defined by Amex rules. The Company also believes it appropriate for certain key members of the Company's management to participate as members of the Board.

        The Board of Directors identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

Audit Committee

        The Audit Committee: (i) appoints the Company's independent auditors and monitors the independence of the Company's independent auditors; (ii) reviews the Company's policies and procedures on maintaining its accounting records and the adequacy of its internal controls; (iii) reviews management's implementation of recommendations made by the independent auditors and internal auditors; (iv) considers and pre-approves the range of audit and non-audit services performed by independent auditors and fees for such services; and (v) reviews and votes on all transactions between the Company and any of its officers, directors or other affiliates. The Audit Committee held five meetings during fiscal 2004. The Board of Directors has adopted a written charter for the Audit Committee, which has been previously filed with the Commission.

        In fiscal 2004, the Audit Committee consisted of Donald L. Kasun, Leonard G. Rogers and, since December 16, 2003, Edward F. McDonnell. Messrs. Kasun, McDonnell and Rogers are "independent," satisfying the Amex listing requirements.

        The Board has determined that Mr. Rogers, one of the Company's independent directors, is an audit committee financial expert as defined by Commission rules and is financially sophisticated as defined by Amex rules.

Compensation and Stock Option Committee

        The Compensation and Stock Option Committee of the Board of Directors was established to determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers. The Compensation and Stock Option Committee is also responsible for the administration of and awards under the Company's 2004 Employee Stock Option Plan (the "2004 Option Plan"). This Committee met three times during fiscal 2004. This Committee currently consists of Messrs. Kasun, Cook and Rogers. Because the Company qualifies as a "controlled company" under Amex rules, the Amex continued listing standards regarding Executive Compensation are not applicable to the Company.

Compensation Committee Interlocks and Insider Participation

        No executive officer of the Company serves as an officer, director or member of a compensation committee of any other entity, an executive officer or director of which is a member of the Compensation and Stock Option Committee of the Company.

Stockholder Communications with the Board of Directors

        Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the Board or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company's Chief Executive Officer and Chairman of the Board of Directors, Jay S. Maltby, with a request to forward the same to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

        The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. All of the Company's then-incumbent directors attended the Company's Annual Meeting in March 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended September 30, 2004, 2003 and 2002, of (i) those persons who served as the Chief Executive Officer at any point in the fiscal year ended September 30, 2004, (ii) the other four most highly compensated executive officers of the Company serving as of September 30, 2004; and (iii) one other individual for whom disclosure would otherwise have been required but for the fact that he was not serving as an executive officer as of September 30, 2004.

Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	All other Compensation(2)
Jay S. Maltby (3) President and Chief Operating Officer (through November 26, 2002); Chairman of the Board, Chief Executive Officer and President (since November 26, 2002)	2004 2003 2002	$480,952 392,862 373,594	$150,491 115,763 115,763	$28,000 28,800 24,497
Thomas A. Valdes Executive Vice President	2004 2003 2002	296,438 288,509 274,099	125,000 92,610 92,610	28,000 28,800 24,497
D. Chris Mitchell Senior Vice President—Sales	2004 2003 2002	276,813 255,942 232,098	38,115 38,115 38,115	28,000 28,800 24,497
Ousik Yu Senior Senior Vice President—Manufacturing	2004 2003 2002	241,960 243,126 219,964	38,115 38,115 38,115	28,000 28,800 24,497
Ezra Shashoua (4) Executive Vice President and Chief Financial Officer (since June 6, 2003)	2004 2003 2002	283,250 84,242 —	125,000 68,750 —	— 32,406 —	(5)
A. Kenneth Pincourt, Jr. (3) Chairman of the Board and Chief Executive Officer (through November 26, 2002)	2004 2003 2002	410,037 499,021 468,613	119,138 150,491 150,491	28,000 28,800 56,530	(6)

(1)
Amounts awarded under the Company's discretionary bonus arrangement.

(2)
Includes, in all cases other than to Mr. Shashoua, amounts awarded under the Company's defined contribution pension plan.

(3)
On November 26, 2002, A. Kenneth Pincourt, Jr. retired and resigned as Chairman and Chief Executive Officer of the Company; the compensation paid to Mr. Pincourt after such date was pursuant to the terms of his retirement agreement. Jay S. Maltby, who had been President and Chief Operating Officer of the Company since 1995, was elected to the additional posts of Chairman and Chief Executive Officer.

(4)
On June 6, 2003, Ezra Shashoua was appointed Executive Vice President, Chief Financial Officer and Secretary.

(5)
Represents consulting fees paid by the Company to Mr. Shashoua for consulting services provided prior to his joining the Company on June 6, 2003.

(6)
Includes $32,033 of premiums on Mr. Pincourt's life insurance policy paid by the Company. In accordance with Mr. Pincourt's retirement agreement with the Company, dated as of November 26, 2002, Mr. Pincourt is responsible for all future premium payments on this policy.

Retirement of Chief Executive Officer

        On November 26, 2002, A. Kenneth Pincourt, Jr., the Company's founder, retired and resigned as Chairman and Chief Executive Officer of the Company. The Company had entered into a retirement agreement with Mr. Pincourt, setting forth the terms of his retirement and resignation. This retirement agreement replaced Mr. Pincourt's previous employment agreement. Under the retirement agreement, the Company elected to accelerate retirement benefits under its then existing deferred compensation program and to continue to pay compensation and provide related benefits through July 15, 2004, the remaining term of Mr. Pincourt's previous employment contract.

Supplemental Executive Retirement Program

        During fiscal 2004, the Company implemented a defined benefit supplemental executive retirement plan ("SERP") for certain executive officers, including the five current executive officers named in the Summary Compensation Table. The SERP is a nonqualified deferred compensation plan providing life insurance protection during employment and subsequent retirement benefits. The SERP replaces the Company's Executive Nonqualified Deferred Compensation Program, which was cancelled during fiscal 2004.

        For the fiscal year ended September 30, 2004, the Company expensed $173,863 with regard to the SERP for the benefit of the participants.

        The formula for determining the monthly retirement benefit for each executive was derived by making an estimate of the dollar amount which would equal 30-40% of the executives' anticipated cash compensation at retirement, and subtracting from this amount estimated benefits from social security and the Company's defined contribution pension plan.

        For all of the named executive officers, upon the termination of the executive's employment after attainment of age 65, the Company will pay the executive a monthly retirement benefit over a period of 15 years, as set forth below. Retirement prior to age 65 with consent of the Company shall result in a reduced retirement benefit based on years of service. In the event the executive becomes permanently and totally disabled while in the employ of the Company, the Company will pay the executive a monthly disability benefit over a period of five years in an amount equal to the monthly retirement benefit pro rated over a five-year vesting period, with full vesting on February 20, 2009. In the event of the death of the executive prior to retirement, the executive's beneficiary shall receive a death benefit as set forth below.

        In the event of cessation of employment with the Company for any reason other than death, disability or retirement, the executive will not be entitled to benefits under the SERP. In addition, the executive will forfeit all rights to benefits under the SERP if the executive engages in competition with the Company during the 2 years following cessation of employment with the Company.

        The following table sets forth the expected benefits under the SERP for each of the named executive officers at September 30, 2004:

Name	Death Benefit	Monthly Retirement Benefit
Jay S. Maltby	$1,500,000	$16,250
Thomas A. Valdes	1,000,000	6,376
D. Chris Mitchell	600,000	5,417
Ousik Yu	500,000	5,417
Ezra Shashoua	1,000,000	7,917

Employment Agreements

        The Company has employment agreements with each of Messrs. Maltby, Shashoua, Valdes, Mitchell and Yu. The agreements expire at various dates through June 2009 and are subject to automatic renewal for a one-year period unless prior notice is given. Under these agreements, these executives receive the following minimum combined base salary and bonus per year: Mr. Maltby, $692,970; Mr. Shashoua, $343,750; Mr. Valdes, $380,414; Mr. Mitchell, $293,423; and Mr. Yu, $280,095. These agreements also provide that the executives are entitled to participate in all Company compensation arrangements or plans, including the Company's discretionary bonus arrangement, the SERP, the employee stock option plan and pension plan. The foregoing is a summary of the material terms of these employment agreements and is qualified by reference to the text of the agreements, which have been filed as exhibits to the Company's filings with the Commission.

        Pursuant to Mr. Pincourt's retirement and resignation on November 26, 2002, the Company entered into an agreement with Mr. Pincourt that replaced his previous employment agreement. Under the new agreement, Mr. Pincourt continued to receive payments at an annual rate of $492,044 payable monthly through July 15, 2004, one bonus payment of $150,491 which was paid in October 2003, and a second bonus payment of $119,138 which was paid in August 2004. Among other benefits, Mr. Pincourt was also able to participate in any health insurance plan, employee benefit plan or other arrangement made available by the Company or its subsidiaries to its executives and key management employees, through July 15, 2004.

Stock Options

  Option Grants In Last Fiscal Year

        The Company did not grant options to any of the named executive officers in fiscal 2004.

  Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

        The following table sets forth information concerning the unexercised options held by the named executive officers at September 30, 2004. There were no options exercised by the named executive officers during fiscal 2004.

	No. of Shares Underlying Outstanding Stock Options(1)		Value of In-the-Money Outstanding Stock Options(2)
Name	Exercisable	Not Exercisable	Exercisable	Not Exercisable
Jay S. Maltby	100,000	—	$403,500	$—
Thomas A. Valdes	87,500	—	353,063	—
D. Chris Mitchell	45,000	—	181,575	—
Ousik Yu	50,000	—	201,750	—
Ezra Shashoua	—	—	—	—

(1)
These options have per share exercise prices of $8.13, and expire from February 2006 through December 2008.

(2)
Amounts reflect gains on outstanding options based on the September 30, 2004 stock price less the exercise price of the options.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

Compensation Philosophy

        The philosophy of the Company's Compensation and Stock Option Committee (the "Committee") for fiscal 2004 was to provide competitive levels of compensation, link management's pay to the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Management compensation was intended to be set at levels that the Committee believes is consistent with others in the Company's industry (beverage alcohol and bottling), with senior management's compensation packages being weighted toward programs contingent upon the Company's level of performance. However, because of the limited number of companies that can be compared to the Company in terms of product mix, net sales, net income, and similar items, a significant amount of subjectivity was involved in the Committee's decisions.

Base Salaries

        Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the beverage alcohol industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. The Committee believes the base salaries of executive officers are at or below those of similar companies in the beverage alcohol industry.

Bonus Arrangement

        To encourage and reward outstanding corporate and individual performance, the Company has adopted a discretionary bonus arrangement for its executive officers, subject to minimum levels in each of the top five executive officer's employment agreements, based on the Company's operating results and the achievement of certain defined major business objectives. Bonuses are paid on an annual basis based on the results during the past fiscal year. The Company anticipates that it will continue to maintain a discretionary bonus arrangement for its executive officers during the current year and thereafter.

Compensation of Chief Executive Officer

        Pursuant to an employment agreement with the Company, the Company's Chief Executive Officer is entitled to a minimum base salary, subject to increases at the discretion of the Board of Directors. The Committee may recommend to the Board of Directors increases in base compensation to the Company's Chief Executive Officer based upon quantitative and qualitative factors, including: (i) the Company's financial performance, including but not limited to the Company's gross sales, gross profit and net earnings; (ii) the Chief Executive Officer's level of leadership and responsibility for the management, operation and growth of the Company, including his experience in the beverage alcohol industry and his ability to locate, negotiate and consummate growth-oriented acquisitions of other companies; and (iii) the Company's compensation philosophy for management generally. In addition, under his employment agreement, the Chief Executive Officer is entitled to a minimum annual bonus, subject to increases at the discretion of the Board of Directors. The amount of the Chief Executive Officer's annual base salary and bonus were determined in accordance with the principles discussed in this paragraph and were based upon a subjective evaluation by the Committee of the leadership demonstrated during the past 12 months.

Employee Stock Option Plans

        The Board of Directors endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Company originally adopted an employee stock option plan in 1992 and amended it in 1995 and 1997

(the "1992 Option Plan"). The 1992 Option Plan authorized the grant of options to key employees (including officers and directors) and consultants and independent contractors of the Company or any subsidiaries. Options granted under the 1992 Option Plan were either incentive or non-statutory stock options. A total of 1,400,000 shares of Common Stock was initially reserved for issuance under the 1992 Option Plan, and as of September 30, 2004, there were options outstanding to purchase 312,500 shares of the Company common stock, which expire through December 2008. In fiscal 2004, the Company adopted a new employee stock option plan (the "2004 Option Plan"), and as of September 30, 2004, 853,000 shares of Common Stock are available for future issuance under the 2004 Option Plan.

        The 2004 Option Plan is administered by the Committee, which has full authority to determine the individuals who are eligible to receive option grants, the number of shares to be covered by each such option, the time or times at which an option is to be exercisable, the maximum term the option is to be outstanding, and whether or not the option granted is to be an incentive stock option. The Committee also has the authority to grant stock appreciation rights entitling the grantee to surrender an unexercised option in exchange for a cash distribution from the Company equal to the difference between the fair market value of the shares represented by such option and the exercise price payable for such shares. No Board member may serve on the Committee if he has been granted options or stock appreciation rights pursuant to the 2004 Option Plan during the previous year.

Supplemental Executive Retirement Program

        The Committee has approved a SERP to provide death benefits, retirement benefits and disability benefits to certain executive officers of the Company, including the current executive officers named in the Summary Compensation Table. The objective of the SERP is to encourage the executives to remain in the service of the Company.

Pension Plan

        The Company has a defined contribution pension plan. Generally, all employees age 21 and over become eligible to participate in the pension plan after one year of service with the Company. Participants may make contributions based on their eligible compensation and are immediately vested in their contributions and related earnings, if any. Generally, employer contributions begin to vest to the benefit of the participant after three years of service. The Company contributed $1,206,986, $967,962 and $1,043,311 to the plan for the years ended September 30, 2004, 2003 and 2002, respectively.

Joseph R. Cook
Donald L. Kasun
Leonard G. Rogers

PERFORMANCE GRAPH

        The following performance graph compares the performance of the Company's Common Stock for each month in the five-year period ended September 30, 2004, to the Center for Research in Securities Prices of the University of Chicago Graduate School of Business ("CRSP") index for the Amex Stock Market (United States Companies) and two peer group indices. Previously, the Company presented a peer group index consisting of 15 beverage companies (the "Old Peer Group"). The Company has determined that a peer group of 10 beverage companies (the "New Peer Group") would more accurately reflect companies with business operations similar to the Company's. The two peer group indices' returns have been weighted based on market capitalization (see Note B to the performance graph). The performance graph assumes a $100 investment in the Company's Common Stock, and in each of the indices, on September 30, 1999, and a reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return of
Todhunter International, Inc.,
The Amex Stock Market Index,
Old Peer Group Index and
New Peer Group Index

The Old Peer Group Index is comprised of the following companies; Beringer Wine Estates Holdings, Inc., The Boston Beer Company, Inc., Brown-Forman Corporation (Class B Shares), Constellation Brands, Inc., The Chalone Wine Group, Ltd., Coca-Cola Bottling Co. Consolidated, Genessee Corporation (Class B Shares), Golden State Vintners, Inc., MGP Ingredients, Inc., National Beverage Corp., R. H. Phillips, Inc., Ravenwood Winery, Inc., The Robert Mondavi Corporation, Triarc Companies, Inc. and Willamette Valley Vineyards, Inc.

The New Peer Group Index is comprised of the following companies: Brown-Forman Corporation (Class B Shares), The Chalone Wine Group, Ltd., Constellation Brands, Inc., MGP Ingredients, Inc., Penford Corporation, Pyramid Breweries, Inc., Redhook Ale Brewery, Incorporated, Scheid Vineyards Inc., Todhunter International, Inc. and Triarc Companies Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Each of the Company and Mr. McDonnell owns a 45% interest in Premier Wines & Spirits, Ltd. ("Premier"). The Company had sales to Premier during fiscal 2004 of approximately $2,099,000, of which approximately $668,000 is included in trade receivables as of September 30, 2004. Also, the Company has advanced $787,019 and Mr. McDonnell has advanced $587,019 to Premier; the amount of the Company's advance is included in investments and advances to equity investees as of September 30, 2004.

        During fiscal 2003, the Company sold its investment in Todhunter-Angostura to CL World Brands, an affiliate of Angostura through common ownership, for a $500,000 note. The note bears interest at 1.99% with principal and interest due annually through June 2008.

        In September 2000, the Company sold all of its remaining operating assets in the Bahamas to British Fidelity Holdings Limited, an affiliate of Angostura through common ownership, for $3.5 million, the approximate book value of those assets. The Company received an unsecured note for $3.5 million and recorded a loss of $78,838 on the transaction. The note bears interest at 6% with principal and interest payments of $20,000 due monthly through July 2005, and the remaining balance of $3,305,560 due in August 2005. The outstanding principal amount of the note at September 30, 2004 was $3,339,346. The note is guaranteed by British Fidelity Assurance, Ltd. The terms of the transaction resulted from negotiation between the parties, and the Company believes that the terms were substantially the same as those that would have resulted from arm's length negotiations with an independent party.

        All payments on the notes referenced above are current.

        The Company had made advances to BF Enterprises Limited, an affiliate of Angostura through common ownership, of $397,047. The Company received an unsecured note bearing interest at 7%, interest payable monthly through July 2004, with principal due August 1, 2004. The principal on this note was paid to the Company at maturity.

        In March 2003, the Board of Directors approved the formation of a special committee of independent directors to explore the possibility of entering into a "going private" transaction, and subsequently to analyze a proposal by Angostura to purchase additional common stock in the Company. In connection with these transactions, CL Financial Limited agreed to reimburse the Company for one-half of all expenses related to these transactions. As of September 30, 2004, the Company had a receivable from CL Financial Limited of $459,990 related to these expenses, which was paid to the Company in November 2004.

        During fiscal 2004, Ousik Yu, the Company's Senior Vice President of manufacturing, performed consulting services for affiliates of the Company, including Angostura and CL World Brands. CL World Brands agreed to reimburse the Company for one-half of Mr. Yu's fiscal 2004 compensation and related expenses and all travel and related expenses. As of September 30, 2004, the Company had a receivable of $196,941 related to these expenses, which was paid in January 2005.

        During June 2004, the Company and Angostura completed a transaction whereby Angostura agreed to invest $10 million in the Company in exchange for 714,285 shares of common stock, which equates to an equity issue price of $14.00 per share. The transaction was approved by the Board of Directors after having been determined to be fair to the public stockholders of the Company by a Special Committee of Independent Directors of the Company. In addition, Angostura reimbursed one-half of the Company's expenses in connection with this transaction. As a result of this transaction, Angostura's ownership of the Company's stock increased from 64% to 68%. The Subscription Agreement for this transaction also required that the Company use its best efforts to complete a rights offering pursuant to a registration statement to be filed with the Commission. The rights offering is intended to allow each stockholder of the Company, other than Angostura and its affiliates, to purchase such holder's approximate pro rata amount of the number of shares of the common stock of the Company that will permit the public stockholders in the aggregate to maintain the percentage stock ownership the public stockholders owned prior to the stock purchase by Angostura. It is expected that the number of shares available to be sold pursuant to the rights offering will be approximately 408,000 and the per share purchase price of the rights offering will be the lesser of $14.00 or the closing price on the Amex two days prior to the effective date of the registration statement. The Company filed a preliminary registration statement on August 30, 2004. After filing the registration statement, the Company determined that it would be in the best interests of the Company and its stockholders to complete the rights offering after the Company filed its Annual Report on Form 10-K for the fiscal year ended September 30, 2004. The Company intends to complete the rights offering during the second quarter of fiscal 2005.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed with the Company's management the Company's audited financial statements for fiscal 2004. The Audit Committee has also discussed with McGladrey & Pullen, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, received the written disclosures from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, and discussed with McGladrey & Pullen, LLP its independence. The Audit Committee has also considered whether the provision of non-audit services by McGladrey & Pullen, LLP is compatible with maintaining McGladrey & Pullen, LLP's independence. Based primarily on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2004.

Leonard G. Rogers (Chairman)
Donald L. Kasun
Edward F. McDonnell (since December 16, 2003)

        The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company's previous or future filings with the Commission, except as otherwise expressly specified by the Company in any such filing.

AUDITORS

        The Audit Committee has selected McGladrey & Pullen, LLP, the Company's independent accountants for fiscal 2004 and fiscal 2003, to serve as the Company's independent accountants for fiscal 2005. Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Audit and Non-Audit Fees

        The following table presents fees for audit services rendered by McGladrey & Pullen, LLP for the audit of the Company's annual financial statements for the years ended September 30, 2004 and 2003 and fees billed for other services rendered by McGladrey & Pullen, LLP during those periods.

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$325,219	$305,446
Audit-Related Fees (2)	11,258	48,439
Tax Service Fees (3)	134,375	53,261

Subtotal	470,852	407,146
All Other Fees (4)	135,835	12,795

Total	$606,687	$419,941

(1)
Audit Fees—Audit fees billed to the Company by McGladrey & Pullen, LLP for auditing the Company's annual financial statements and reviewing the financial statements included in the Company's Quarterly Reports on Form 10-Q.

(2)
Audit-Related Fees—Audit-related fees billed to the Company by McGladrey & Pullen, LLP include fees related to the audit of the Company's employee benefit plan, accounting consultations and due diligence procedures related to merger and acquisition activity.

(3)
Tax Service Fees—Tax service fees billed to the Company by McGladrey & Pullen, LLP include fees related to the preparation of the Company's original and amended tax returns, claims for refunds, payment-planning services and tax advice related to employee benefit plans and merger and acquisition activity.

(4)
All Other Fees—All other fees billed to the Company by McGladrey & Pullen, LLP include fees related to the design of the Company's employee benefit plans and accounting and tax consulting.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

        The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

        The Audit Committee has determined that the provision of non-audit services by McGladrey & Pullen, LLP is compatible with maintaining McGladrey & Pullen, LLP's independence.

STOCKHOLDER PROPOSALS

        Stockholders who intend to submit proposals to the Company's stockholders at the 2006 Annual Meeting of Stockholders must submit such proposals to the Company no later than September 24, 2005 in order to be considered for inclusion in the proxy statement and proxy card to be distributed by the Board of Directors in connection with that meeting. Proposals must comply with the Commission's rules relating to stockholder proposals in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2006 Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, must submit their proposal to the Company no later than December 8, 2005. Stockholder proposals should be submitted to Ezra Shashoua, Secretary, Todhunter International, Inc., 222 Lakeview Avenue, Suite 1500, West Palm Beach, Florida 33401.

OTHER MATTERS

        The Board has no knowledge of any other matters which may come before the meeting and does not intend to present any other matters. However, if any other matters properly come before the meeting or any adjournment, the persons designated as proxy holders in the accompanying proxy card will have the discretion to vote on such matters as they see fit.

        If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, the Company will cancel any proxy executed by you.

FINANCIAL INFORMATION

        Detailed financial information of the Company and its subsidiaries for fiscal 2004 is included in the Company's Annual Report on Form 10-K. A copy of the Company's Annual Report on Form 10-K for the fiscal 2004 is enclosed herewith.

By Order of the Board of Directors

/s/ Ezra Shashoua
EZRA SHASHOUA Secretary

Appendix A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

        The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:    That at a meeting of the Board of Directors of Todhunter International, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

      The name of the corporation is Cruzan International, Inc.

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:    That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this                          day of                          2005.

By:	Jay S. Maltby, Chief Executive Officer and President

TODHUNTER INTERNATIONAL, INC.
Annual Meeting of Stockholders to be held on March 15, 2005
This Proxy is Solicited on Behalf of the Board of Directors of Todhunter International, Inc.

        The undersigned, a stockholder of Todhunter International, Inc., a Delaware corporation (the "Company"), hereby appoints Jay S. Maltby and Thomas A. Valdes, or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Gunster, Yoakley, & Stewart, P.A., at 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401 on Tuesday, March 15, 2005 at 11:00 a.m. Eastern Standard Time and at any adjournments, in respect of all shares of the Common Stock of the Company registered in the name of the undersigned as fully as the undersigned could vote and act if personally present.

        This proxy, when properly executed, will be voted as directed herein by the undersigned. However, if no direction is given, this proxy will be voted FOR Proposal 1 and Proposal 2 and, with respect to any other matter properly brought before the meeting or any adjournments, in accordance with the determination of the proxies named herein.

(1)
Approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's corporate name from Todhunter International, Inc. to Cruzan International, Inc.
☐	FOR	☐	AGAINST	☐	ABSTAIN

(See reverse side)

(2)
ELECTION OF DIRECTORS, NOMINEES: — To elect Donald L. Kasun and Thomas A. Valdes as Class I Directors to hold office for a term of three years and until their successors have been elected and qualified.
☐	VOTE FOR all nominees listed above except as marked to the contrary.	☐	VOTE WITHHELD for all nominees listed above as a group.	To withhold authority to vote for any individual nominee, print that nominee's name on the line below.
(3)
IN THEIR DISCRETION, on any other matters that may properly come before the meeting or any adjournments thereof.
DATE:	2005
(L.S.)
(L.S.)
Signature(s)

Please date this proxy and sign your name exactly as your name appears herein. If the stock is held jointly, all owners must sign. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

QuickLinks

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 15, 2005
PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT
PROPOSAL ONE APPROVAL OF CERTIFICATE OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL TWO ELECTION OF DIRECTORS
BOARD OF DIRECTORS, COMMITTEES AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Return of Todhunter International, Inc., The Amex Stock Market Index, Old Peer Group Index and New Peer Group Index
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS
FINANCIAL INFORMATION
STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION